Exhibit 10.27

THE BILTMORE

QUMULUS AI, INC.

OFFICE LEASE AGREEMENT

TABLE OF CONTENTS

1	DEMISE; TERM	5
2	RENT	6
3	INTENTIONALLY DELETED	6
4	SECURITY DEPOSIT	6
5	ACCEPTANCE OF THE PREMISES	7
6	USE	7
7	SERVICES	8
8	MAINTENANCE AND REPAIR	10
9	AREAS OUTSIDE OF PREMISES	11
10	LANDLORD RIGHTS AND DUTIES	11
11	FORCE MAJEURE	12
12	TENANT’S PROPERTY; INSURANCE	12
13	INDEMNIFICATION BY TENANT	14
14	LANDLORD INSURANCE	16
15	ALTERATIONS AND IMPROVEMENTS	17
16	ASSIGNMENT OR SUBLETTING	18
17	DEFAULT; REMEDIES	21
18	OCCUPANCY OF PREMISES; RIGHT OF ENTRY	25
19	DAMAGE AND CONDEMNATION	26
20	SUBORDINATION	28
21	ESTOPPEL CERTIFICATE	29
22	CONTINUOUS USE	29
23	BUILDING RULES AND REGULATIONS	29
24	QUIET ENJOYMENT	29
25.	HOLDING OVER	30
26.	SURRENDER	30
27.	PARKING	30
28.	NOTICES	31
29.	ATTORNEYS’ FEES	32
30.	ACCORD AND SATISFACTION	32
31.	BROKERS	32
32.	MISCELLANEOUS	32

LIST OF EXHIBITS

EXHIBIT “A”	DIAGRAM OF PREMISES
EXHIBIT “B”	BUILDING RULES AND REGULATIONS
EXHIBIT “C”	INTENTIONALLY DELETED
EXHIBIT “D”	COMMENCEMENT DATE AGREEMENT
EXHIBIT “E”	WORK LETTER – FURNITURE, FIXTURES AND EQUIPMENT
EXHIBIT “F”	INTENTIONALLY DELETED
EXHIBIT “G”	INTENTIONALLY DELETED

THE BILTMORE

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”), made this _____ day of April, 2026, between BILTMORE TECHNOLOGY SQUARE, LLC, a Delaware limited liability company, whose address is 760 Spring Street, Suite 400 Atlanta, GA (“Landlord”) and QUMULUSAI, INC. a Georgia corporation, whose address is 120 Grant Quarters Court, Marietta, GA 30068 (“Tenant”).

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all the terms and conditions set forth herein, those certain premises (the “Premises”) as shown in the drawing attached hereto as Exhibit A. The Premises are located in (“The Building”) described in Item 1 of the Basic Lease Provisions.

BASIC LEASE PROVISIONS

1.	Building:	The Biltmore, located at 817 W Peachtree Street NW Atlanta, Georgia 30308 (“Building”).

2.	Property:

The Building, together with the parcel of land owned by Landlord on which the Building is situated, and all improvements and betterments now or hereafter located thereon, shall include “Off-Site Parking,”

3.	Description of Premises:	Suite 935 on the 9th floor of the Building, as outlined in Exhibit “A”

4.	Rentable Area:	1,351 rentable square feet (“rsf”)

5.	Building Size:	281,020 rsf.

6.	Tenant’s Proportionate Share:	0.4807% (1,351 rsf/ 281,020 rsf).

7.	Base Rent:	$47,285 annually, payable in monthly installments of $3,940.42

8.	Installment Payable Upon Execution:	None.

9.	Security Deposit Payable Upon Execution:	$0.00

10.	Intentionally Deleted	N/A

11.	Initial Term:	The period of time beginning on the Commencement Date and ending on the Expiration Date.

12.	Commencement Date:	Upon Landlord Delivery of the Premises and full execution of the commencement date agreement. Anticipated to be June 1st, 2026

13.	Expiration Date:	Twelve Months following the Commencement Date

14.	Broker(s)	Collaborative Real Estate, LLC who represent Landlord

15.	Parking Permit

Tenant has the right to rent up to six parking spaces in the adjacent parking deck(s) at the following rates:

•         On-site parking: $110.00 per space per month

•         Off-site parking: $95.00 per space per month.

Tenant has the option to rent additional parking spaces subject to availability and on a monthly basis.

16.	Addresses for Notices:	Collaborative Real Estate 75 5th Street NW Suite 855 Atlanta, GA 30308

To:	TENANT:	To: LANDLORD:

QumulusAI, Inc. 120 Grant Quarters Court Marietta, GA 30068 Attn: Mike Maniscalco, Chief Executive Officer		Biltmore Technology Square, LLC Attn: VP of Real Estate 760 Spring Street NW, Suite 400 Atlanta, GA 30308 With copy to: c/o Collaborative Real Estate 75 5th Street NW Suite 855 Atlanta, GA 30308

18.	Place of Payment:	Via ACH or Wire Transfer Bank: Truist Bank ABA#: 061000104 Account #: 1000160667399 Address: Atlanta, Georgia Account Name: Biltmore Technology Square, LLC

19.	Landlord Provided Furniture

Landlord shall provide Tenant with up to eight (8) workstations and chairs, each equipped with a power station, for Tenant’s use within the Premises. Such furniture and equipment shall remain the property of Landlord and shall be returned to Landlord in good condition, reasonable wear and tear excepted, upon the expiration or earlier termination of this Lease.

20.	Shared Amenity Access

Tenant shall have the right to rent on a first-come first-serve basis the following shared amenities.

•         Skywave Boardroom (Up to 40-person classroom seating)

•         Georgian Ballroom (Large Format Event Space – Up to 150 People)

•         Studio B Conference Rooms ranging in capacity from 6 – 14 people

STANDARD LEASE PROVISIONS

1.       TERM.

1.1    The term of this Lease (the “Term”) shall commence on the delivery of the Premises (the “Commencement Date”) and shall expire twelve (12) months following the Commencement Date. Unless extended or sooner terminated as provided in this Lease.

1.2    Tenant acknowledges and agrees that the rentable square feet of the Premises and the Building is a stipulated amount and has been determined by Landlord by best reasonable efforts. Tenants hereby waive any rights to recalculation or remeasurement of the Premises or the Building for purposes of modifying Rent hereunder.

1.3    The Commencement Date shall be the date Landlord delivers to Tenant possession of the Premises.

1.4    Unless otherwise specified in the Work Letter attached hereto as Exhibit “E” or otherwise agreed upon, the “delivery of possession” of the Premises shall mean the earlier of: (i) the date Landlord has the Premises ready for occupancy by Tenant, or (ii) the date Landlord could have had the Premises ready had there been no Excused Delay.

1.5    Tenant shall not occupy the Premises until Tenant has complied with all of the following requirements to the extent applicable under the terms of this Lease: (i) delivery of all certificates of insurance, (ii) execution and delivery of any required Guaranty of Lease, and (v) if Tenant is an entity, receipt of a good standing certificate from the State where it was organized and a certificate of authority to do business in the State in which the Premises are located (if different). Tenants’ failure to comply with these conditions (or any other conditions precedent to occupancy under the terms of this Lease) shall not delay the Commencement Date.

1.6    Upon Tenant taking possession of the Premises, Landlord and Tenant shall enter into the Commencement Date Agreement attached hereto as Exhibit “D”.

2.       RENT.

2.1    Commencing on the Commencement Date and continuing thereafter throughout the Term, Tenant shall pay the Base Rent described in this section, which is due and payable each Lease Year during the Term hereof in twelve (12) equal installments on the first (1st) day of each calendar month during the Term, and Tenant shall pay such installments to Landlord at the Rent Payment Address (or such other address as may be designated by Landlord from time to time) monthly in advance. For purpose of this Lease, a “Lease Year” shall be each twelve (12) calendar month period commencing on the Commencement Date. Base Rent during the Term shall be as follows:

Lease Months	Base Rent Annually	Base Rent Monthly
1-12	$47,285.00	$3,940.42

2.2    If the Commencement Date is other than the first (1st) day of a calendar month or if this Lease terminates on a day other than the last day of a calendar month, then the installments of Base Rent for such month or months shall be prorated based upon multiplying the applicable Base Rent by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be the number of days in such month. Accordingly, the first full month of the Lease Term shall consist of the partial month plus the entirety of the following calendar month. Tenant shall have no obligation to pay Operating Expenses, Additional Rent, or pass-through expenses of any kind during the Term.

3.       INTENTIONALLY DELETED

4.       SECURITY DEPOSIT. As security for its full and faithful performance of this Lease, Tenant shall pay Landlord a security deposit in the amount as set forth in the Basic Lease Data above, upon execution of this Lease (the “Security Deposit”). Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to interest thereon. If Tenant defaults with respect to any covenant or condition of this Lease, including but not limited to the payment of or any other payment due under this Lease, Landlord may apply all or any part of the Security Deposit to the payment of any sum in default or any other sum which Landlord may be required to or deem necessary to spend or incur by reason of Tenant’s default. In such event, Tenant shall, upon demand, deposit with Landlord the amount so applied to replenish the Security Deposit. Within thirty (30) days of the expiration or sooner termination of this Lease, Landlord will refund Tenant the Security Deposit less any amounts necessary to cure any default of Tenant under this Lease.

5.      ACCEPTANCE OF THE PREMISES. Tenant has made a complete inspection of the Premises and shall accept the Premises and the Property in their “AS IS,” “WHERE IS,” and “WITH ALL FAULTS” condition, on the Commencement Date without recourse to Landlord. Except as expressly provided in this Lease, Landlord shall have no obligation to furnish, equip or improve the Premises or the Property, except as may be set forth in any Work Letter attached to this Lease as Exhibit E. The taking of possession of the Premises by Tenant shall be conclusive evidence against Tenant that Tenant (i) accepts the Premises and the Property as being suitable for its intended purpose and in a good and satisfactory condition, (ii) acknowledges that the Premises and the Property comply fully with Landlord’s covenants and obligations under this Lease and (iii) waives any defects in the Premises and its appurtenances and in all other parts of the Property.

6.       USE.

6.1    Tenant shall use the Premises only for general office purposes, and for no other purpose without the prior written consent of Landlord. Landlord shall have the right to deny its consent to any change in the permitted use of the Premises in its sole and absolute discretion. Tenant shall operate its business at the Premises in compliance with all applicable laws, ordinances, rules, regulations, covenants, restrictions and other matters shown on the public records, now in force or hereafter enacted, relating to its use, operation or occupancy of the Premises and shall observe such reasonable rules and regulations as may be adopted and made available to Tenant by Landlord from time to time for the safety, care and cleanliness of the Premises or the Building and for the preservation of good order therein. Without limiting the foregoing, Tenant agrees to be wholly responsible at Tenant’s sole cost and expense for any accommodations or alterations which need to be made to the Premises to comply with the provisions of the ADA Amendments Act of 2008, now or hereafter amended from time to time. Tenant will not permit, create or maintain any disorderly conduct, trespass, noise or nuisance, whatsoever, about the Property or Off-Site Parking (hereinafter defined), or annoy or disturb any persons occupying other parts of the Property. “Off-Site Parking,” defined as any parking area or facility, whether now existing or hereafter established, that serves the Property and is controlled by Landlord pursuant to a lease or management agreement, but is not physically located on the Property. Off-Site Parking shall be deemed part of the “Parking Facilities” as that term as defined in Section 6.1 of this Lease.

6.2    Tenant shall not install anything that will exceed or overload the load bearing capacity of the floors of the Premises, or the capacity of utility service to facilities located at the Premises, both as determined by Landlord in its reasonable discretion. If any equipment installed by Tenant shall require additional utility facilities (including, without limitation, electrical service or additional heating or cooling), the same shall be installed by Tenant in accordance with plans and specifications prepared by a duly licensed professional approved by Landlord and by Contractors approved by Landlord prior to installation, the same shall be separately metered, and all expenses of the foregoing (including a reasonable oversight fee to Landlord; not to exceed four percent (4%) of the cost of the work, and reimbursement of the costs of Landlord’s consultants), together with continuing charges relating thereto, shall be paid by Tenant.

6.3    As used in this Lease, the term “Hazardous Materials” shall mean and include any substance that is now or is hereafter classified or considered to be hazardous or toxic under any federal, state or local law, rule, regulation or ordinance relating to pollution or the protection or regulation of human health, natural resources or the environment (collectively as now existing or hereafter amended from time to time, “Environmental Laws”) or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent property.

6.4    Tenant agrees that during its use and occupancy of the Premises it will not permit Hazardous Materials to be present on or about the Premises except in a manner and quantity necessary for the ordinary performance of Tenant’s business and that it will comply with all Environmental Laws relating to the use, storage or disposal of any such Hazardous Materials.

6.5    If Tenant’s use of Hazardous Materials on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the Property, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with (a) the requirements of (i) all Environmental Laws; and (ii) any governmental agency or authority responsible for the enforcement of any Environmental Laws; and (b) any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises or the Property. Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems reasonably necessary to protect the value of the Premises or the Property. All costs and expenses paid or incurred by Landlord in the exercise of such right shall be payable by Tenant upon demand.

6.6    Upon reasonable notice to Tenant, Landlord may inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord’s part to inspect the Premises, or liability on the part of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

6.7    Tenant agrees to indemnify and hold harmless Landlord and Landlord’s Related Parties from and against any and all claims, losses (including, without limitation, loss in value of the Premises or the property in which the Premises are located), liabilities and expenses (including reasonable attorney’s fees) sustained by Landlord attributable to (i) any Hazardous Materials placed on or about the Premises by Tenant or its agents, employees, contractors or invitees or (ii) Tenant’s breach of any provision of this Section 6.

6.8    The provisions of this Section 6 shall survive the expiration or earlier termination of this Lease.

7.       SERVICES.

7.1    Landlord agrees to furnish Tenant while occupying the Premises through service providers selected from time to time by Landlord in its sole discretion:

7.2    Domestic water at those points of supply provided for general use of other tenants in the Building and to plumbing facilities installed or approved by Landlord within the Premises;

7.3    Subject to curtailment as required by governmental laws, rules or regulations, central heat and air conditioning in the Premises in season, from 8:00 a.m. to 6:00 p.m. on weekdays and from 8:00 a.m. to 1:00 p. m. on Saturdays at Tenants Request., except for national holidays (New Years Day, Memorial Day, July 4th, Labour Day, Thanksgiving and Christmas Day) in Atlanta, Georgia (collectively, “Normal Building Hours”), at such temperatures and in such amounts as are reasonably considered by Landlord to be standard for similar office buildings in the Atlanta, Georgia area, but such service at times during weekdays and Saturdays other than the hours stated above, and on Sundays and holidays, shall be furnished only upon request of Tenant, and for such service Tenant shall pay Landlord upon demand an amount equal to the rate Landlord at that time is charging for such service.

7.4    Janitorial service for the Premises and the public areas of the Building as determined by Landlord;

7.5    Passenger elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants.

7.6    Electric lighting for public and common areas such as lobbies, stairs, corridors, restrooms and parking lots; and

7.7    Sufficient electricity in the Premises to operate building standard lights and low voltage (120 volts) equipment such as personal computers and photocopy machines, with total power consumption not to exceed the capacity of service to the Premises provided by Landlord.

The design and installation of any additional electrical equipment (or related meter) required by Tenant shall be subject to the prior approval of Landlord (which approval shall not be unreasonably withheld). All expenses incurred by Landlord in connection with the review and approval of any additional electrical equipment shall also be reimbursed to Landlord by Tenant. Tenant shall also pay on demand the actual metered cost of electricity consumed through the additional electrical equipment (if applicable), plus Five Percent (5%) administrative expense in connection with the metering thereof. If any of Tenant’s electrical equipment requires conditioned air in excess of Building standard air conditioning, the same shall be installed by Landlord (on Tenant’s behalf), and Tenant shall pay all design, installation, metering and operating costs relating thereto. If Tenant requires that certain areas within the Premises must operate in excess of the normal Building operating hours set forth above, the electrical service to such areas may be separately circuited and metered such that Tenant will be billed the costs associated with electricity consumed during hours other than Building operating hours, at Landlord’s election.

7.8    Tenant agrees to comply with all requirements of Landlord for proper operation of heating and air conditioning equipment and management of heating and cooling loads. Further, Landlord shall not be held liable for any damage or injury suffered by Tenant or by any of Tenant’s licensees, agents, invitees, servants, employees, contractors or subcontractors, or any other person on the Property or the Parking facilities at Tenant’s invitation, direction, control (“Tenant Parties”), resulting directly or indirectly from the installation, use, reduction or interruption of any utility service or service provided by Landlord to the Premises, Property or Parking Facilities. No reduction or interruption of service shall relieve Tenant from fulfillment of any covenant of this Lease or constitute a constructive eviction, or work an abatement of Rent, or relieve Tenant from fulfillment of any covenant or agreement hereof. In addition to the foregoing, should any of the heating and air conditioning equipment or machinery break down, cease to function properly for any cause, or be intentionally turned off for testing or maintenance purposes, Tenant shall have no claim for abatement or reduction of Rent or damages on account of an interruption in service occasioned thereby or resulting therefrom; provided, however, Landlord agrees to use diligent efforts to repair said equipment or machinery and to restore said services.

8.       MAINTENANCE AND REPAIR.

8.1    Landlord, shall maintain in good condition and repair, the structural portions of the Building, including the foundation, floor/ceiling slabs, roof, curtain walls, exterior windows, glass and mullions, columns, beams, shafts (including elevator shafts) and stairwells, the Building’s plumbing, fire sprinkler, heating, ventilation, and air conditioning systems, Building electrical and mechanical lines and equipment associated therewith, the Building’s entrances, common restrooms, and other public and common areas, and the landscaped areas, plazas, driveways, and other common areas of the Project. Except as otherwise expressly provided in this Lease, Landlord shall not be required to make (or cause to be made) any repairs or improvements to the Building or the Premises. Except as otherwise expressly provided in this Lease the costs of such maintenance and repairs shall be included within Operating Expenses; provided, however, that notwithstanding any exclusion contained in the definition of Operating Expenses.

8.2    Landlord shall have no obligation to make any repairs unless and until Tenant notifies Landlord in writing of the necessity thereof, in which event Landlord shall have a reasonable time in which to make such repairs. Landlord may, but shall not be obligated to, make repairs on oral notice, but in so doing (whether on one occasion or many) shall not be deemed to have waived its rights under the preceding sentence, it being acknowledged that under no circumstances shall Landlord have any (i) liability to Tenant for failure to repair where written notice is not first given, or (ii) duty to repair after oral notice.

8.3    Subject to Landlord’s obligation to provide janitorial services, Tenant shall keep the Premises in good condition, free from all litter, dirt, debris and obstructions. Tenant shall be responsible, at its own cost and expense, for interior glass and windows, doors, any special store front, interior walls and finish work, floors and floor coverings, and supplemental or special heating and air conditioning systems, servicing the same exclusively, all repair or replacement of any damage to the leasehold improvements in the Premises, together with any damage to the Property or any part thereof caused by Tenant or any of Tenant’s agents. Except insofar as Landlord is expressly obligated under this Lease to maintain and repair the Building, in addition to the maintenance and repair obligations of Tenant otherwise expressly set forth in this Lease, Tenant is also obligated to perform, at Tenant’s own cost and expense and risk, all other maintenance and repairs necessary or appropriate to cause the Premises to be maintained in good condition and suitable for Tenant’s intended commercial purpose. Tenant shall maintain and replace, at its cost and expense, all light bulbs and fixtures in the Premises that are not the building’s standard lighting. The landlord reserves the right to upgrade, replace, or modify building standard lighting fixtures, systems, and bulbs as deemed necessary or desirable for purposes such as energy efficiency, compliance with applicable laws and regulations, or aesthetic improvements. The performance by Tenant of its obligations to maintain and make repairs shall be conducted only by contractors approved in writing by Landlord. If Tenant fails to make such repairs within fifteen (15) days after the occurrence of the damage or injury, Landlord may, at its option, make such repairs, and Tenant shall, upon demand, pay Landlord the cost to Landlord thereof plus ten percent (10%).

9.       AREAS OUTSIDE OF PREMISES. Tenant acknowledges and agrees that all areas of the Property outside of the Premises shall at all times be subject to the exclusive control and management of Landlord, including, without limitation, the right of Landlord to repair, maintain, alter, improve and remodel the same, and to cordon off portions thereof, and that Landlord will have the right to use or lease the same, in its sole and absolute discretion. Tenant and its agents, employees, licensees, and invitees shall have the non-exclusive right, together with Landlord and other tenants of the Building and their agents, employees, licensees and invitees, to use the walkways and other common areas of the Building and the Project for their intended purposes. Notwithstanding the foregoing, Tenant acknowledges and agrees that the common areas of the Building and the Project including, without limitation the generality of the foregoing, lawns, gardens, sidewalks, driveways, and stairwells not within the Premises, shall at all times be subject to the exclusive control and management of the Building and/or the owner(s) of the other portions of the Project, and that such parties shall have the right to change the area, level, location, and arrangement of common areas so long as in so doing they do not materially change ingress to and egress from the Building or the Premises from that which is in place as of the date hereof. Further, Tenant acknowledges that the ballrooms in the Building will be used by third parties for events and that the lobby and portions of the outdoor areas will be used by third parties for events subject only to Tenant’s right of access to the Premises as described in this Lease.

10.       LANDLORD RIGHTS AND DUTIES

10.1    Without limiting other rights which Landlord may have to exercise control over the Property, Landlord reserves the right to, but does not undertake the duty (even if such right is exercised), to prohibit any person from entering or remaining on the Property if Landlord in its sole discretion believes that such person (i) has not complied with any law, ordinance or regulation, or with the Rules and Regulations established from time to time by Landlord, (ii) poses a threat to the safety, welfare or health of any person or to the maintenance of order therein, (iii) is trespassing on the Property. Landlord shall also have the right, but not the duty (even if such right is exercised), to close the Building after Normal Building Hours, subject, however, to Tenant’s right to admittance under reasonable regulations which Landlord may prescribe from time to time, including providing identification, establishing one’s right to enter or leave the Building, and complying with access card regulations. Tenant waives any claim, and covenants not to bring any action against Landlord, for any damages resulting from any error with respect to such identification, or from admission to the Property or Off-Site Parking of an unauthorized person.

10.2    Landlord may, at Landlord’s option and in Landlord’s sole discretion, engage security services from time to time for the protection and preservation of the buildings, improvements and landscaping located on the Property. Tenant acknowledges that such security services shall not be for the benefit or protection of Tenant or any Tenant Party, the Premises or any Tenant Property, or create any duty to Tenant or any Tenant Party, may not be relied upon by Tenant or any Tenant Party for any purpose (even though incidental benefits may accrue thereto), and may be discontinued at any time.

10.3    Any provisions of this Lease to the contrary notwithstanding, Tenant hereby agrees that no personal, partnership or corporate liability of any kind or character (including, without limitation, the payment of any judgment) whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord or any of its agents, officers, directors, partners, shareholders, trustee or employees, or any member of Landlord or any member’s agents, officers, directors, partners, shareholders, trustees or employees (“Landlord’s Related Parties”) or any mortgagee for payment of any amounts payable under this Lease or for the performance of any obligation under this Lease. The exclusive remedies of Tenant for the failure of Landlord to perform any of its obligations under this Lease shall be to proceed against the interest of Landlord in and to the Property. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest. In no event shall Landlord or Landlord’s Related Parties be liable to Tenant, or any interest of Landlord in the Property be subject to execution by Tenant, for any indirect, special, consequential or punitive damages.

11.     FORCE MAJEURE. In the event that Landlord shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, act of God, fire, weather, failure of power, restrictive government laws or regulations, riots, insurrection, war or other reason (other than for financial reasons) not within the reasonable control of Landlord (collectively, “Force Majeure”), then performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section shall not cancel or postpone or delay the due date of any payment to be made hereunder.

12.      TENANT’S PROPERTY; INSURANCE.

12.1    All property at or on the Property or Parking Facilities (including improvements and fixtures installed in the Premises by or on behalf of Tenant, and furniture, equipment, fittings, alterations, additions and partitions) of Tenant, and of Tenant Parties, is hereinafter called “Tenant Property.” Tenant Property shall be at the risk of Tenant only. Landlord shall not be responsible for Tenant Property, and Landlord will not insure it.

12.2    Tenant shall be responsible for and shall pay ad valorem taxes and other taxes, assessments or charges levied upon or applicable to Tenant’s personal property, the value of Tenant’s leasehold improvements in the Premises in excess of Building standard (and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make a reasonable allocation of the taxes assessed on the Property to give effect to this section) and all license fees and other fees or charges imposed on the business conducted by Tenant on the Premises before such taxes, assessments, charges or fees become delinquent. Tenant shall also pay to Landlord with all Rent due and owing under this Lease an amount equal to any sales, rental, excise and use taxes levied, imposed or assessed by the State or any political subdivision thereof or other taxing authority upon any amounts classified as rent.

12.3    Tenant shall comply with all insurance regulations so the lowest fire, lightning, explosion, extended coverage and liability insurance rates available for the Building may be obtained by Landlord, and nothing shall be done or kept in or on the Premises by Tenant which will cause cancellation of any such insurance or increase of the rate thereof. Tenant shall remedy any condition giving rise to such cancellation, reduction or cost increase or threat thereof within twenty-four (24) hours after notice by Landlord.

12.4    Tenant shall, at its sole cost and expense, procure and maintain during the Term of this Lease all such policies of insurance as Landlord may require including, without limitation, comprehensive general liability insurance (including personal injury liability, premises/operation, property damage, independent contractors and broad form contractual coverage in support of the indemnifications of Landlord and Landlord’s Related Parties by Tenant under this Lease) in amounts of not less than One Million ($1,000,000) person and Three Million ($3,000,000) per occurrence.; comprehensive automobile liability insurance; business interruption insurance; contractual liability insurance; property insurance with respect to Tenant’s Property, and all leasehold improvements, alterations and additions in excess of Building standard, to be written on an “all risk” basis for full replacement cost; worker’s compensation and employer’s liability insurance; and comprehensive catastrophe liability insurance; all maintained with companies, on forms and in such amounts as Landlord may, from time to time, reasonably require and endorsed to include Landlord, and Landlord’s management company, as an additional insured, with the premiums fully paid on or before the due dates. The insurer must be licensed to do business in the state in which the Building is located. Tenant, and not Landlord, will be liable for any costs or damages in excess of the statutory limit for which Tenant would, in the absence of worker’s compensation, be liable. If Tenant does not procure insurance as required, Landlord may, upon written notice to Tenant, cause this insurance to be issued and Tenant shall pay to Landlord the premium for such insurance within ten (10) days of Landlord’s demand, plus interest at the past due rate provided for in this Lease until repaid by Tenant. Tenant’s occupancy of Premises without delivering Certificate of Insurance shall not constitute a waiver of Tenant’s obligation to provide coverage. If the Certificate of Insurance is incomplete or incorrect, it does not constitute a waiver. Landlord shall not be responsible for any business interruption, even if such loss is caused solely or in part by the negligence of the Landlord. Tenant shall cooperative with Landlord with regard to any insurance claim pertaining to the Building or Project.

All policies of insurance required to be maintained by Tenant shall specifically make reference to the indemnifications by Tenant in favor of Landlord and Landlord’s Related Parties under this Lease and shall provide that Landlord shall be given at least thirty (30) days’ prior written notice of any cancellation or nonrenewal of any such policy. Tenant shall deposit a certificate evidencing each such policy with Landlord on or before the Commencement Date, and a replacement certificate evidencing each subsequent policy shall be deposited with Landlord at least thirty (30) days prior to the expiration of the preceding such policy. All insurance policies obtained by Tenant shall be written as primary policies (primary over any insurance carried by Landlord), not contributing with and not in excess of coverage which Landlord may carry, if any.

12.5    All insurance policies procured and maintained by Tenant shall be carried with companies authorized or licensed to do business in the State of Georgia with an A.M. Best rating of A- or better and shall be noncancellable except after thirty (30) days written notice to Landlord and any designees of Landlord. Duly executed certificates of insurance with respect thereto shall be delivered to Landlord prior to the date that Tenant takes possession of the Premises, and renewals thereof as required shall be delivered to Landlord at least thirty (30) days prior to the expiration of each respective policy.

12.6    Each party hereto waives all rights of recovery, claims, actions or causes of actions arising in any manner in its (the “Injured Party’s”) favor and against the other party for loss or damage to the Injured Party’s property located within or constituting a part or all of the Property, to the extent the loss or damage: (a) is covered by the Injured Party’s insurance; or (b) would have been covered by the insurance the Injured Party is required to carry under this Lease, whichever is greater, regardless of the cause or origin, including the sole, contributory, partial, joint, comparative or concurrent negligence of the other party. This waiver also applies to each party’s directors, officers, employees, shareholders, partners, representatives and agents. All insurance carried by either Landlord or Tenant covering the losses and damages described in this Section 12 shall provide for such waiver of rights of subrogation by the Injured Party’s insurance carrier to the maximum extent that the same is permitted under the laws and regulations governing the writing of insurance within the state in which the Building is located. Both parties hereto are obligated to obtain such a waiver and provide evidence to the other party of such waiver. The waiver set forth in this section shall be in addition to, and not in substitution for, any other waivers, indemnities or exclusions of liability set forth in this Lease.

13.       INDEMNIFICATION BY TENANT.

13.1    Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord, and its designated property management company, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, partners, representatives, insurers and agents (collectively, “Landlord Indemnitees”) for, from and against all liabilities, claims, fines, penalties, costs, damages or injuries to persons, damages to property, losses, liens, causes of action, suits, judgments and expenses (including court costs, attorneys’ fees, expert witness fees and costs of investigation), of any nature, kind or description of any person or entity, directly or indirectly arising out of, caused by, or resulting from (in whole or part) (1) Tenant’s construction of or use, occupancy or enjoyment of the Premises, (2) any activity, work or other things done, permitted or suffered by Tenant and its agents and employees in or about the Premises, (3) any breach or default in the performance of any of Tenant’s obligations under this Lease, (4) any act, omission, negligence or willful misconduct of Tenant or any of its agents, contractors, employees, business invitees or licensees, or (5) any damage to Tenant’s property, or the property of Tenant’s agents, employees, contractors, business invitees or licensees, located in or about the Premises (collectively “Liabilities”); even if such Liabilities are caused solely for in part by the negligence of any Landlord Indemnitee, but not to the extent such Liabilities are caused by the gross negligence or willful misconduct of any such Landlord indemnitee. This Section 13.1 shall survive the expiration or earlier termination of this Lease. Tenant’s indemnity shall not apply to the extent any claims arise from the gross negligence or willful misconduct of Landlord or its agents.

13.2    Landlord shall not be liable for any injury, loss or damage suffered by Tenant or to any person or property occurring or incurred in or about the Premises, the Building or the Project from any cause even if such liabilities are caused solely for in part by the negligence of any Landlord Indemnitee, but not to the extent such Liabilities are caused by the gross negligence or willful misconduct of any such Landlord Indemnitee,. Without limiting the foregoing, neither Landlord nor any of its partners, officers, trustees, affiliates, directors, employees, contractors, agents or representatives (collectively, “Affiliates”) shall be liable for and there shall be no abatement of Rent (except in the event of a casualty loss or a condemnation for (i) any damage to Tenant’s property stored with or entrusted to Affiliates of Landlord, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or the Project or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other tenants, occupants or other visitors to the Building or the Project or from any other cause whatsoever, (iv) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building, whether within or outside of the Project, or (v) any latent or other defect in the Premises, the Building or the Project. Tenant shall give prompt notice to Landlord in the event of (i) the occurrence of a fire or accident in the Premises or in the Building, or (ii) the discovery of a defect therein or in the fixtures or equipment thereof. This shall survive the expiration or earlier termination of this Lease.

13.3    Tenant shall promptly advise Landlord in writing of any action, administrative or legal proceeding or investigation as to which this indemnification may apply, and Tenant, at Tenant’s expense, shall assume on behalf of each and every Landlord Indemnitee and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to Landlord; provided, however, that any Landlord Indemnitee shall have the right, at its option, to be represented therein by advisory council of its own selection and at its own expense. In the event of failure by Tenant to fully perform in accordance with this Section, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may so perform, but all costs and expenses so incurred by Landlord in that event shall be reimbursed by Tenant to Landlord, together with interest on the same from the date any such expense was paid by Landlord until reimbursed by Tenant, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject. The indemnification provided in this section shall not be limited to damages, compensation or benefits payable under insurance policies, workers’ compensation acts, disability benefit acts or other employees’ benefit acts.

14.        LANDLORD; INSURANCE.

14.1    Landlord shall procure and maintain or cause to procure and maintain throughout the Term a policy or policies of special form (including rent loss coverage) property insurance covering the Building (but excluding Tenant’s leasehold improvements, personal property and equipment) in an amount equal to the full insurable replacement cost thereof as such may increase from time to time (but such insurance may provide for a commercially reasonable deductible), and in an amount sufficient to comply with any co-insurance requirements in such policy, and a policy of workers’ compensation insurance, if any, as required by applicable law. In addition, Landlord shall procure and maintain at its expense (but with the expense to be included in Operating Expenses) and shall thereafter maintain throughout the Term, a commercial general liability insurance policy, including contractual liability and including Tenant as additional insured, covering the Building with combined single limits for both damage to property and personal injury of not less than One Million Dollars ($1,000,000) per occurrence, subject to annual aggregate limits of not less than Two Million Dollars ($2,000,000) general aggregate. As well as, Commercial Umbrella Liability Insurance provide excess coverage over the commercial general liability coverage limits with not less than Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) Aggregate. Landlord may also carry such other types of insurance in form and amounts which Landlord shall reasonably determine to be appropriate from time to time and which are carried by owners of comparable first-class multi-tenant office buildings in the Midtown Atlanta office submarket, the cost of which shall be included in Operating Expenses. All such policies procured and maintained by Landlord shall be carried with companies licensed to do business in the State of Georgia. Any insurance required to be carried by Landlord hereunder may be carried under blanket policies covering other properties of Landlord and/or its partners and/or their respective related or affiliated corporations so long as such blanket policies provide insurance at all times for the Building as required by this Lease.

14.2    Landlord and Tenant shall each have included in all policies of special form property insurance respectively obtained by them with respect to the Building and/or the Premises a waiver by the insurer of all rights of subrogation against the other in connection with any loss or damage thereby insured against. Landlord and Tenant, to the fullest extent permitted by law, each waive all right or recovery against the other for, and agree to release the other from liability for, loss or damage to the extent such loss or damage is covered or could be covered by valid and collectible property insurance in effect at the time of such loss or damage.

15.        ALTERATIONS AND IMPROVEMENTS.

15.1    Tenant shall not make any alterations, additions or improvements in or to the Premises, nor install or attach fixtures in or to the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except as to any alteration, addition or improvement affecting the Building systems or the structural elements of the Building to which Landlord may consent in its sole and absolute discretion. All alterations, additions or improvements made, installed in or attached to the Premises (to include the space above the ceiling (“ Plenum”)) by Tenant shall be made at Tenant’s expense in compliance with all applicable laws and regulations and in a good and workmanlike manner, strictly in accordance with plans and specifications, and with contractors, approved by Landlord (but such approval shall not be deemed a representation by Landlord that the work, or plans therefor, comply with applicable law). Notwithstanding anything contained to the contrary herein, Tenant shall, without Landlord’s consent but with 30 day written notice, have the right to make alterations having a cost of less than $5,000.00 and minor decorations within the Premises, employing contractors selected by Tenant, provided such alterations and decorations are in keeping with the standards of Tenant’s existing Premises and do not affect the structure of the Building, the Building Systems, or any portion of the Building other than the Premises. Prior to the commencement of any such work by Tenant, Tenant shall deliver to Landlord certificates issued by insurance companies licensed and registered to operate in the State of Georgia, evidencing that workers’ compensation insurance, public liability insurance and property damage insurance, all in amounts and with carriers satisfactory to Landlord, are in force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform such work. For work done after initial tenant buildout, Landlord shall be entitled to a supervision fee equal to five (5 percent of the cost of all work, and reimbursement of the costs of Landlord’s consultants. Landlord’s review and supervision is for its own benefit, Landlord has no duty to insure plans and specifications comply with laws and codes. Any and all furnishing, equipping and improving of or other alteration and addition to the Premises shall be: (i) made at Tenant’s sole cost, risk and expense, and Tenant shall pay for Landlord’s actual costs incurred in connection with and as a result of such alterations or additions; (ii) performed in a prompt, good and workmanlike manner with labor and materials of such quality as Landlord may reasonably require; (iii) constructed in accordance with all plans and specifications approved in writing by Landlord prior to the commencement of any such work; (iv) prosecuted diligently and continuously to completion so as to minimize interference with the normal business operations of other tenants in the Building, the performance of Landlord’s obligations under this Lease or any mortgage or ground lease covering or affecting all or any part of the Building or the Land and any work being done by contractors engaged by Landlord with respect to or in connection with the Building; and (v) performed by contractors approved in writing by Landlord. Tenant shall have no (and hereby waives all) rights to payment or compensation for any such item. Tenant shall notify Landlord upon completion of such alterations, improvements, modifications or additions and Landlord shall inspect same for workmanship and compliance with the approved plans and specifications. Tenant and its contractors shall comply with all reasonable requirements Landlord may impose on Tenant or its contractors with respect to such work (including but not limited to, insurance, indemnity and bonding requirements), and shall deliver to Landlord a complete copy of the “as-built” or final plans and specifications for all alterations or physical additions so made in or to the Premises within thirty (30) days of completing the work. Tenant shall not place safes, vaults, filing cabinets or systems, libraries or other heavy furniture or equipment within the Premises without Landlord’s prior written consent. If any portion of any work to be performed by Tenant shall affect in any way the Building’s fire alarm system, the contractor assigned by the Landlord must do such portion.

15.2    Tenant shall keep the Premises and the Building free from any liens, including but not limited to liens filed against the Premises by any governmental agency, authority or organization, arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify and hold Landlord and Landlord’s Related Parties harmless from any liability, cost or expense for such liens. Tenant shall cause any such lien imposed to be released of record by payment or posting of the proper bond acceptable to Landlord within ten (10) days after the earlier of imposition of the lien or written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien, at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a notice of no responsibility or other notice deemed proper before commencement of any such work. If Tenant fails to remove any lien within the prescribed ten (10) day period, then Landlord may do so at Tenant’s expense and Tenant’s reimbursement to Landlord for such amount, including attorneys’ fees and costs, shall be deemed due and payable to Landlord. Tenant shall have no power to do any act or make any contract which may create or be the basis for any lien, mortgage or other encumbrance upon the reversion or other estate of Landlord, or of any interest of Landlord in the Premises.

15.3    All alterations, physical additions, modifications or improvements in or to the Premises (including fixtures) shall, when made, become the property of Landlord and shall be surrendered to Landlord upon termination or expiration of this Lease or termination of Tenant’s right to occupy the Premises, whether by lapse of time or otherwise, without any payment, reimbursement or compensation therefor; provided, however, that Tenant shall retain title to and shall be entitled to remove from the Premises movable equipment or furniture owned by Tenant, provided (i) Tenant is not at the time of such removal in default of any term or condition of this Lease, (ii) Tenant repairs any damage caused thereby, and (iii) Tenant returns the Premises to their preexisting condition. Notwithstanding any of the foregoing to the contrary, Landlord may require Tenant to remove all such furniture and movable equipment and all alterations, additions or improvements to the Premises including, without limitation, any cabling or other computer, satellite or telecommunications equipment or hardware, whether or not such alterations, additions, or improvements are located in the Premises, upon the expiration or earlier termination of this Lease or the termination of Tenant’s right to possession of the Premises, and to restore the same to Building standard condition, reasonable wear and tear excepted. The rights conferred to Landlord shall be in addition to (and not in conflict with) any other rights conferred on Landlord by this Lease, in equity or at law.

16.        ASSIGNMENT OR SUBLETTING.

16.1    Tenant shall not, by operation of law or otherwise, (a) assign, transfer, mortgage, pledge, hypothecate or otherwise encumber this Lease, the Premises or any part of or interest in this Lease or the Premises, (b) grant any concession or license within the Premises, (c) sublet all or any part of the Premises or any right or privilege appurtenant to the Premises, or (d) permit any other party to occupy or use all or any part of the Premises (collectively, a “Transfer”), without the prior written consent of Landlord which consent shall be at the Landlord’s sole and absolute discretion. Factors which Landlord may consider in deciding whether to consent to an assignment or sublease include (without limitation), (i) the creditworthiness of the assignee or sublessee, (ii) the proposed use of the Premises, (iii) whether there is other vacant space in the Building, (iv) whether the assignee or sublessee will vacate other space owned by Landlord, (v) whether Landlord is negotiating with the proposed sublessee or assignee for a lease of other space owned by Landlord, and (vi) any renovations to the Premises or special services required by the assignee or sublessee. Landlord will not consent to an assignment or sublease that might result in a use that conflicts with the rights of any existing tenant.

For the purpose of this Section 16.1, the word “Transfer” shall be deemed to include the following: (i) if Tenant is a partnership, the withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning thirty percent (30%) or more of the partnership, or the dissolution of the partnership; (ii) if Tenant consists of more than one person, an assignment, whether voluntary, involuntary, or by operation of law, by one person to one of the other persons that is a Tenant; (iii) if Tenant is a corporation, any dissolution or reorganization of Tenant, or the sale or other transfer of a controlling percentage (hereafter defined) of capital stock of Tenant other than to a wholly owned subsidiary or the sale of fifty-one percent (51%) in value of the assets of Tenant; (iv) if Tenant is a limited liability company, the change of members whose interest in the company is fifty percent (50%) or more or the transfer of the managing member or manager interest. The phrase “controlling percentage” means the ownership of, and the right to vote, stock possessing at least fifty-one percent (51%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or such lesser percentage as is required to provide actual control over the affairs of the corporation; except that, if the Tenant is a publicly traded company, public trades or sales of the Tenant’s stock on a national stock exchange shall not be considered an assignment hereunder even if the aggregate of the trades of sales exceeds fifty percent (50%) of the capital stock of the company.

16.2    Notwithstanding any provision to the contrary, Tenant may assign this Lease or sublet the Premises without Landlord’s consent (i) to any corporation or other entity that controls, is controlled by or is under common control with Tenant or (ii) to any corporation or other entity resulting from a merger, acquisition, consolidation or reorganization of or with Tenant; provided, however, (i) Tenant shall remain primarily liable under the lease, (ii) Tenant shall provide evidence to Landlord in writing that such assignment or sublease is not in violation of the criteria set forth in (i) or (ii) above, (iii) Tenant shall provide evidence to Landlord that such assignee, subtenant or successor-in-interest has a tangible net worth equal to or greater than Tenant’s tangible net worth on the date hereof, and (iv) such assignee, subtenant or successor-in-interest shall expressly assume Tenant’s obligations and liabilities hereunder. No such assignment, sublease or transfer, however, shall release Tenant from any covenant, liability or obligation under this Lease. Landlord must be given prior written notice of every Transfer. Any unauthorized Transfer shall constitute a default under the terms of this Lease, and in such event, in addition to its other remedies for default, Landlord may elect to increase Base Rent to 150% of the Base Rent due under the terms of this Lease.

16.3    If Tenant requests Landlord’s consent to any Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; a copy of the proposed sublease or assignment agreement; banking, financial and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Landlord’s consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant’s transferee shall assume all of Tenant’s obligations under this Lease in a writing satisfactory to Landlord, and Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfer. While the Premises or any part thereof is subject to a Transfer, Landlord may collect directly from such transferee all rents or other sums relating to the Premises becoming due to Tenant or Landlord and apply such rents and other sums against the Rent and any other sums payable hereunder. If the aggregate rental, bonus or other consideration paid by a transferee for any such space exceeds the sum of Tenant’s Rent to be paid to Landlord for such space during such period and Tenant’s costs and expenses actually incurred in connection with such Transfer, including reasonable brokerage fees, reasonable costs of finishing or renovating the space affected and reasonable cash rental concessions, which costs and expenses are to be amortized over the remaining term of the Lease (including all available extensions), then such excess shall be paid to Landlord within fifteen (15) days after such amount is earned by Tenant. Such overage amounts in the case of a sublease shall be calculated and adjusted (if necessary) on a Lease Year (or partial Lease Year) basis, and there shall be no cumulative adjustment for the Term. Landlord shall have the right to audit Tenant’s books and records relating to the Transfer. Tenant authorizes its transferees to make payments of rent and any other sums due and payable, directly to Landlord upon receipt of notice from Landlord to do so. Any attempted Transfer by Tenant in violation of the terms and covenants of this Section shall be void and shall constitute a default by Tenant under this Lease. In the event that Tenant requests that Landlord consider a sublease or assignment hereunder, Tenant shall pay Landlord’s reasonable fees, not to exceed Five Hundred and 00/100 Dollars ($500.00) per transaction, incurred in connection with the consideration of such request, and all attorneys’ fees and costs incurred by Landlord in connection with the consideration of such request or such sublease or assignment.

16.4    Notwithstanding anything contained herein to the contrary, in lieu of consent to any Transfer, Landlord may elect to terminate this Lease as to the portion of the Premises affected by such Transfer (together with such additional portion of the Premises needed by Landlord to render the terminated portion marketable) by giving Tenant notice of such election, in which event this Lease and the rights and obligations of the parties hereunder shall terminate (or partially terminate, as applicable) as of a date set forth in such notice, which date shall not be less than sixty (60) days after the date of such notice. Tenant’s allotted parking permit, if any, shall be proportionately reduced based on the amount of space recaptured by Landlord. In the event of any such full or partial termination, all Rent shall be adjusted as of the date of such full or partial termination.

16.5    Landlord shall have the right at any time to sell, transfer or assign, in whole or in part, by operation of law or otherwise, its rights, benefits, privileges, duties, obligations or interests in this Lease or in the Premises, the Building, the Property and all other property referred to herein, without the prior consent of Tenant, and such sale, transfer or assignment shall be binding on Tenant. After such sale, transfer or assignment, Tenant shall attorn to such purchaser, transferee or assignee, and Landlord shall be released from all liability and obligations under this Lease accruing after the effective date of such sale, transfer or assignment.

16.6    Notwithstanding the giving by Landlord of its consent to any assignment or sublease with respect to the Premises, unless such assignee or sublessee is a Tenant Affiliate, as defined below, no such assignee or sublessee may exercise any expansion option or renewal option under this Lease except in accordance with a separate written agreement entered into directly between such assignee or sublessee and Landlord, and, absent Landlord’s written agreement to the contrary, all unexercised option rights of Tenant shall be extinguished. Tenant shall not transfer, assign, or sublease any rights or benefits relating to parking spaces, signage rights, naming rights, or any other concessions, allowances, or privileges granted under this Lease, unless expressly approved in writing by Landlord in its sole discretion. Any purported transfer of such rights without Landlord’s prior written consent shall be void and of no effect.

16.7    Notwithstanding Landlord’s consent on any occasion, the right of Landlord to approve or disapprove as set forth in this Section 16.1 shall apply to any further subletting or assignment. In no event may any assignee or subtenant further assign or sublet the Premises to another party without Landlord’s prior written consent.

17.      DEFAULT

17.1    The occurrence of any of the following shall constitute events of Default (a “Default”) by Tenant under this Lease:

17.1.1    the entry of an order for relief or the filing of any voluntary petition or similar pleading under any section or sections of any bankruptcy or insolvency act by or against Tenant or any guarantor of this Lease or the institution of any voluntary or involuntary proceeding in any court or tribunal to declare Tenant bankrupt or insolvent or unable to pay its debts as they mature and, in the case of an involuntary petition or proceeding, the petition or proceeding is not dismissed within ninety (90) days from the date it is filed, or the making of an assignment for the benefit of its creditors by Tenant, or the appointment of a trustee or receiver for Tenant or for the major part of Tenant’s property and the trustee or receiver is not dismissed within ninety (90) days if it is an involuntary receivership or trusteeship.

17.1.2    Tenant’s failure to pay any installment of Base Monthly Rental due hereunder, if such nonpayment continues for five (5) or more days after Tenant’s receipt of written notice that such payment was not made when due; provided however, such notice and grace period shall be required to be provided by Landlord and shall be accorded to Tenant, if necessary, only two (2) times during any twelve (12) consecutive month period, and a default by Tenant shall be deemed to have immediately occurred upon the third (3rd) failure by Tenant to make a timely payment as aforesaid within any twelve (12) consecutive month period, it being intended by the parties hereto that such notice and such grace period shall protect against infrequent unforeseen clerical errors beyond the control of Tenant, but not against Tenant’s lack of diligence or planning in connection with its obligations to make timely payment of Base Monthly Rental hereunder;

17.1.3    Tenant’s default in the prompt and full performance of any other provision of this Lease and Tenant’s failure to cure such default within thirty (30) days after written demand by Landlord that the default be cured (unless the default involves a hazardous condition, which shall be cured forthwith upon Landlord’s demand); provided, however, that if such default can be cured but cannot, using reasonable efforts, be cured within such thirty (30) day period, such period shall be extended for an additional reasonable period of time, so long as Tenant begins to cure such default during such thirty (30) day period and diligently and continuously pursues the cure of such default hereunder until completion within the time reasonably required to cure such default;

17.1.4    The levy, execution or attachment against assets of Tenant located in the Premises and Tenant’s failure to obtain a dismissal or release of such levy, execution or attachment within thirty (30) days from Tenant’s receipt of written notice thereof.

17.1.5    In the event of any Default as aforesaid by Tenant, Landlord, in addition to any and all other rights or remedies it may have at law or in equity, shall have the option of pursuing any one or more of the following remedies:

17.1.6    Landlord may terminate this Lease by giving notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination, with the same force and effect as though the date so specified were the date herein originally fixed as the termination date of the Term of this Lease, and all rights of Tenant under this Lease and in and to the Premises shall expire and terminate, and Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Premises to Landlord on the date specified in such notice;

17.1.7    Landlord may recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, with limitation, in the event Landlord terminates this Lease (i) above, a sum which, at the date of such termination, represents the then present value (calculated at the rate of nine percent (9%) interest per annum) of the excess, if any, of (A) the Base Monthly Rental and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the date hereinbefore set for the expiration of the full Term hereby granted, over (Bh) the then fair market rental value of the Premises (less reasonable brokerage commissions, attorneys’ fees and other reasonable costs relating to the reletting of the Premises) for the same period, all of which excess sum shall be deemed immediately due and payable (it being agreed that such payment shall not constitute a penalty or forfeiture but shall constitute liquidated damages with respect to Tenant’s obligations for the payment of Rent under this Lease);

17.1.8    In the event Landlord does not elect to terminate this Lease, and until Landlord makes such election, Landlord nevertheless may, from time to time without terminating this Lease, and without releasing Tenant in whole or in part from Tenant’s obligation to pay Base Monthly Rental and all other amounts due under this Lease and to perform all of the covenants, conditions and agreements to be performed by Tenant as provided in this Lease, terminate Tenant’s right of possession and enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, by dispossessory suit or other legal process, and, if Landlord so elects, make such alterations and repairs as may be reasonably necessary in order to relet the Premises; and, after making such alterations and repairs, Landlord may, but shall not be obligated to, relet the Premises or any part thereof for such term or terms (which may be for term extending beyond the Term of this Lease) at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable or acceptable, with or without advertisement, and by private negotiations, and receive the rent therefor; and upon any such reletting, all rentals received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than Base Monthly Rental due hereunder from Tenant to Landlord, second, to the payment of any reasonable costs and reasonable expenses of such reletting, including brokerage fees and attorney’s fees, and reasonable costs of such alterations and repairs, third, to the payment of the Base Monthly Rental and other charges as the same may become due and payable hereunder. In no event shall Tenant be entitled to any excess rental received by Landlord over and above charges that Tenant is obligated to pay hereunder, including Base Monthly Rental, all other charges; provided that any such excess rental shall be credited against any other amounts owed by Tenant to Landlord hereunder, including any subsequently occurring rental deficiency. If the rentals received from such reletting during any month are less than those to be paid during such month by Tenant hereunder, including Base Monthly Rental and any other charges, Tenant shall pay any such deficiency to Landlord, which deficiency shall be calculated and paid monthly. Tenant shall also pay Landlord as soon as ascertained and upon demand all reasonable costs and expenses incurred by Landlord in connection with such reletting and in making any reasonable alterations and repairs which are not covered by the rentals received from such reletting. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach by written notice to Tenant; and/or

17.1.9    Provided Landlord has obtained a court order or Tenant’s consent to do so, Landlord may enter upon the Premises and/or do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any reasonable expenses including, without limitation, reasonable attorneys’ fees, which Landlord actually incurs in thus effecting compliance with Tenant’s obligations under this Lease.

17.1.10    Landlord’s reentry, demand for possession, notice that the tenancy hereby created will be terminated on the date therein named, institution of an action of forcible detainer or ejectment or the entering of a judgment for possession in such action or any other act or acts resulting in the termination Tenant’s right to possession of the Premises shall not relieve Tenant from Tenant’s obligation to pay all sums due hereunder, except as herein expressly provided. Landlord may collect and receive any Base Monthly Rental or other charges due from Tenant, and the payment thereof shall not constitute a waiver of or affect any notice or demand given, suit instituted or judgment obtained by Landlord, or be held to waive, affect, change, modify or alter the rights or remedies which Landlord has in equity or at law or by virtue of this Lease.

17.1.11    In the event Landlord commences any proceedings for nonpayment of Base Monthly Rental or other sums due hereunder, Tenant will not interpose any counterclaim of whatever nature or description which is not directly related to the Lease in any proceeding. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in any separate action or actions brought by Tenant. Tenant hereby expressly and voluntarily waives any right to jury trial with respect to any action brought under or with respect to this Lease, and Landlord and Tenant acknowledge and agree that any such action must be brought in a court located in Fulton County, Georgia, and having jurisdiction therein.

17.1.12    Any Base Monthly Rental not paid within five (5) days after Tenant’s receipt of notice that same is due shall bear interest at a rate of interest equal to the rate of interest announced by Wall Street Prime Rate, as its base rate or reference rate (which rate shall change automatically and simultaneously from time to time with each change in the announced base rate or reference rate) plus two percent (2%) per annum (the “Default Rate”), but in no event in excess of the maximum lawful rate, from the original due date until paid-in-full. If more than twice during any twelve (12) month period an installment of Base Monthly Rental due from Tenant is not received by Landlord within five (5) days after the applicable due date and Landlord has sent a notice to Tenant warning that upon the second occurrence of such late payment in any twelve (12) month period a significant late charge will be assessed pursuant to this Section 17, then, commencing on the third (3rd) and subsequent late payments and continuing for a period of twelve (12) additional months, Tenant shall pay to Landlord an additional sum equal to the lesser of Five Hundred Dollars ($500.00) or one percent (1%) of the amount overdue as a late charge. The parties acknowledge that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver by Landlord of Tenant’s Default with respect to the overdue amount and shall not prevent Landlord from exercising any of the other rights and remedies available to Landlord for any other event of Default under this Lease.

17.1.13    All rights and remedies of Landlord created or otherwise existing at law are cumulative, and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to exercise any other.

17.1.14    Tenant shall and hereby agrees to pay all reasonable costs and expenses incurred by Landlord in enforcing any of the covenants and agreements of this Lease, or as a result of an action brought by Landlord against Tenant for an unlawful detainer of the Premises, and all such reasonable costs, expenses and attorneys’ fees shall, if paid by Landlord, be paid by Tenant to Landlord within thirty (30) days of Landlord’s written demand therefor.

17.1.15    Without waving such default, apply all or any part of the Security Deposit and/or any unapplied Prepaid Rent to cure the default or to any damages suffered as a result of the default to the extent of the amount of damages suffered. Tenant shall reimburse Landlord for the amount of such depletion of the Security Deposit and/or any Prepaid Rent on demand.

17.1.16    Change all door locks and other security devices of Tenant at the Premises and/or the Property, and Landlord shall not be required to provide the new key to the Tenant except during Tenant’s regular business hours, and only upon the condition that Tenant has cured any and all defaults hereunder and in the case where Tenant owes Rent to the Landlord, reimbursed Landlord for all Rent and other sums due Landlord hereunder. Landlord, on terms and conditions satisfactory to Landlord in its sole discretion, may upon request from Tenant’s employees, enter the Premises for the purpose of retrieving therefrom personal property of such employees, provided, Landlord shall have no obligation to do so. Landlord shall not exercise self-help remedies, including lockouts or exclusion of Tenant from the Premises, and shall pursue remedies only through lawful judicial process.

18.       OCCUPANCY OF PREMISES; RIGHT OF ENTRY.

18.1    Tenant shall throughout the Term of this Lease, at its own expense, maintain the Premises and all improvements thereon and keep them free from waste, damage or nuisance, and shall deliver up the Premises in a clean and sanitary condition at the expiration or termination of this Lease or the termination of Tenant’s right to occupy the Premises by Tenant, in good repair and condition, reasonable wear and tear excepted. In the event Tenant should neglect to maintain and/or return the Premises in such manner, Landlord shall have the right, but not the obligation, to cause repairs or corrections to be made, and any reasonable costs therefor shall be payable by Tenant to Landlord within ten (10) days of demand therefor by Landlord. Upon the expiration or termination of this Lease or the termination of Tenant’s right to occupy the Premises by Tenant, Landlord shall have the right to reenter and resume possession of the Premises. No act or thing done by Landlord or any of Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing and executed by Landlord. Tenant shall notify Landlord at least fifteen (15) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises. If Tenant fails to give such notice or to arrange for such inspection, then Landlord’s inspection of the Premises shall be deemed correct for the purpose of determining Tenant’s responsibility for repair and restoration of the Premises.

18.2    Tenant shall permit Landlord and its agents to enter the Premises at all reasonable times to inspect the same; to show the Premises to prospective tenants (within twelve (12) months of the expiration of the Term of this Lease), or interested parties such as prospective lenders and purchasers; to exercise its rights under this Lease; to clean, repair, alter or improve the Premises or the Building; to discharge Tenant’s obligations when Tenant has failed to do so within the time required under this Lease or within a reasonable time after written notice from Landlord, whichever is earlier; to post notices of no responsibility and similar notices and “For Sale” signs at any time and to place “For Lease” signs upon or adjacent to the Building or the Premises at any time within twelve (12) months of the expiration of the Term of this Lease. Tenant shall permit Landlord and its agents to enter the Premises at any time in the event of an emergency. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure.

19.       DAMAGE AND CONDEMNATION.

19.1    Should the Premises be so damaged by fire or other cause that rebuilding or repairs cannot be completed within one hundred eighty (180) days from the date of the fire or other cause of damage, as determined by Landlord in its reasonable judgment, then either Landlord or Tenant may terminate this Lease by written notice to the other given within thirty (30) days of the date of Landlord’s notice to Tenant of Landlord’s estimate of the time required to repair and restore the Premises, in which event Rent shall be abated from the date of such damage or destruction, and any insurance proceeds relating to the leasehold improvements within the Premises constructed with the proceeds of the construction allowance provided by Landlord shall belong to Landlord and any insurance proceeds relating to leasehold improvements paid for by Tenant in excess of the construction allowance provided by Landlord, as well as any proceeds relating to Tenant’s trade fixtures, furniture, equipment, and other personal property shall belong to Tenant. However, if the damage or destruction is such that rebuilding or repairs can be completed within one hundred eighty (180) days, or if neither Landlord nor Tenant elects to terminate this Lease as hereinabove provided, Landlord covenants and agrees, subject to the provisions of this Section 19, to make such repairs with reasonable promptness and dispatch, and to allow Tenant an abatement in the rent for such time as the Premises are untenantable or proportionately for such portion of the Premises as shall be untenantable, and Tenant covenants and agrees that the terms of this Lease shall not be otherwise affected. Notwithstanding the foregoing, if Landlord elects to repair or rebuild as herein provided but fails to complete the repairs or rebuilding within two hundred seventy (270) days, Tenant may elect to terminate this Lease. As soon as possible after the occurrence of any fire or other casualty affecting the Premises, but in any event within thirty (30) days thereafter, Landlord shall advise Tenant in writing of Landlord’s reasonable estimate of the time which will be required to restore and rebuild the Premises to their original condition.

19.2    If Landlord shall elect or be obligated to repair or rebuild the Premises because of any damage or destruction, Landlord’s obligation shall be limited to the original base Building improvements and shall not extend to any leasehold improvements. In no event shall Landlord be required to repair or replace any trade fixtures, furniture, equipment, or other property belonging to Tenant. Further, provided Landlord shall have maintained property insurance in accordance with the requirements of Section 14below, Landlord shall have no obligation to incur any cost to repair, reconstruct, or restore the Premises or the Building in excess of net insurance proceeds from the casualty necessitating such work that are made available to the Landlord for such work (plus any deductible applicable thereto).

19.3    Notwithstanding anything to the contrary contained in this Section, in the event the Premises are damaged from any casualty, to such an extent that twenty five percent of the Premises shall be untenantable for a period of more than sixty (60) days and (ii) rebuilding or repairs cannot, in Landlord’s reasonable estimate, be completed prior to the last twelve (12) months of the Term of this Lease, then either Landlord or Tenant may elect to terminate this Lease; provided that if Tenant shall exercise or shall have exercised any right which it may have to extend or renew the Term, such extended or renewal term shall be considered a part of the Term for purposes hereof, regardless of whether such extended or renewal term shall have commenced.

19.4    If all or part of the Premises shall be taken for any public or quasi-public use by virtue of the exercise of the power of eminent domain or by private purchase in lieu thereof, this Lease shall terminate as to the part of the Premises so taken or rendered untenantable for Tenant’s normal business operations as a result of such taking, as of the date of taking, and, in the case of a partial taking, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by written notice to the other within thirty (30) days after the date of such taking; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall be of such extent and nature as substantially to handicap, impede or impair Tenant’s use of the balance of the Premises for Tenant’s normal business operations. Tenant shall also be entitled to terminate this Lease by written notice to Landlord within thirty (30) days after the date of any such taking in the event that access to the Building from adjacent public rights-of-way is permanently and materially impaired. If title to so much of the Building is taken that a reasonable amount of reconstruction thereof will not in Landlord’s sole but reasonable discretion result in the Building being a practical improvement and reasonably suitable for use for the purpose for which it is designed, then provided that Landlord also terminates the leases of all other tenants of the Building, this Lease shall terminate on the date that the condemning authority actually takes possession of the part so condemned or purchased.

19.5    If this Lease is terminated under the provisions of this Section 19, Rent shall be apportioned and adjusted as of the date of termination. Tenant shall have no claim against Landlord or against the condemning authority for the value of any leasehold estate or for the value of the unexpired Lease Term provided that the foregoing shall not preclude any claim that Tenant may have against the condemning authority for the unamortized cost of leasehold improvements, to the extent the same were installed at Tenant’s expense (and not with the proceeds of any construction allowance), or for loss of business, moving expenses or other consequential damages.

19.6    If there is a partial taking of the Building and this Lease is not thereupon terminated, then this Lease shall remain in full force and effect, and Landlord shall, with reasonable promptness and dispatch, repair or reconstruct the remaining portion of the Building to the extent necessary to make the same a complete architectural and functional office building to which Tenant has access; provided that in complying with its obligations hereunder Landlord shall not be required to expend more than the net proceeds of the condemnation award which are paid to Landlord.

19.7    All compensation awarded or paid to Landlord upon a total or partial taking of the Premises or the Building shall belong to and be the property of Landlord without any participation by Tenant. Nothing herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority for loss of business, for damage to, and cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant, and for the unamortized cost of leasehold improvements to the extent same were installed at Tenant’s expense (and not with the proceeds of any construction allowance), provided, however, that no such claim shall diminish or adversely affect Landlord’s award. In no event shall Tenant have or assert a claim for the value of any unexpired term of this Lease. Tenant hereby assigns to Landlord any and all of its right, title and interest in or to any compensation awarded or paid as a result of any such taking.

19.8    Notwithstanding anything to the contrary, if, during the Lease Term, the use or occupancy of any part of the Building or the Premises shall be taken or appropriated temporarily for any public or quasi-public use under any governmental law, ordinance, or regulations, or by right of eminent domain, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Term. In the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the loss of use or occupancy of the Premises during the Term, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration and compensation for the loss of use or occupancy of the Premises after the end of the Term.

20.       SUBORDINATION.

20.1    This Lease and Tenant’s interest hereunder shall at all times be subject and subordinate to the lien and security title of any deeds to secure debt, security agreements, mortgages, or other interests heretofore or hereafter granted by Landlord or which otherwise encumber or affect the Premises and to any and all advances to be made thereunder and to all renewals, modifications, consolidations, replacements, substitutions and extensions thereof (all of which are hereinafter collectively called the “Mortgage”). The preceding sentence shall be self-operative, and any holder of any Mortgage need require no further instrument of subordination. Tenant hereby waives and releases any claim it might have against Landlord or any other party for any actions lawfully taken by the holder of any Mortgage.

20.2    Tenant shall, at the request of the holder of any Mortgage, attorn to and recognize such holder (or its nominee) as Tenant’s landlord under this Lease, subject only to such holder’s (or nominee’s) succeeding to the rights of Landlord under this Lease, whether through conveyance, foreclosure, delivery of a new lease or otherwise, and shall promptly execute and deliver any instrument that may be necessary to evidence such attornment. In such event, this Lease shall continue in full force and effect as a direct lease between such holder (or nominee) and Tenant, subject to all of the terms, covenants and conditions of this Lease, and Tenant’s tenancy hereunder shall not be disturbed so long as Tenant is in full compliance with the terms and conditions hereof.

20.3    Tenant shall, at Landlord’s request, execute, acknowledge, and deliver any instrument which may be required to evidence or confirm the subordination and attornment provisions set forth in this Section, within ten (10) days after being provided with such instrument. If Tenant fails timely to deliver such instrument, Tenant shall pay Landlord, an administrative fee of $50.00 for each day the instrument is late to defray Landlord’s costs of continuing to follow up on and request delivery thereof after its due date. If Tenant does not timely deliver such instrument, Landlord may, in addition to any rights or remedies hereunder, execute, acknowledge, and deliver any document needed to accomplish same, as the agent and attorney-in-fact of Tenant, and Tenant hereby irrevocably and unconditionally constitutes Landlord as its attorney-in-fact for such purpose, Tenant acknowledging that such appointment is coupled with an interest.

20.4    In the event that Tenant is notified of the existence of any Mortgage and of the address of the holder of any such Mortgage, Tenant agrees that it will give the holder of any such Mortgage notice of any claimed default by Landlord under this Lease, and will exercise no remedies which it may have on account thereof until forty-five (45) days have elapsed after the receipt of such notice by the holder of said Mortgage without cure thereof.

21.      ESTOPPEL CERTIFICATE. Tenant shall, at any time, and from time to time, upon not less than ten (10) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord, or other parties designated by Landlord, without charge, a statement in writing in such form as may be required by Landlord (a) certifying that this Lease is unmodified and in full force and effect and the dates to which the Rent and other charges are paid in advance, if any; (b) certifying the Commencement Date of this Lease and the amount of monthly Base Rent being paid by Tenant; (c) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord or Tenant hereunder, and that Tenant has no right of offset, counterclaim or deduction from or against future rentals; (d) stating that no Rent not yet due and payable as of the date of the certificate has been paid, and no concessions, rebates, allowances or other considerations for free or reduced rent in the future have been granted; (e) certifying that all improvements or other work required to be made or performed by the Landlord have been fully completed in accordance with the plans and specifications therefor and to the satisfaction of the Tenant; (f) certifying that the Tenant has accepted and occupied the Premises and Tenant is in full and complete possession of the Premises and actively conducting its business therein; and (g) containing any other matters that Landlord may reasonably request. Any such certification may be relied upon by Landlord, or by any prospective purchaser of, or lender upon the security of, the Property. Tenant’s failure to deliver such certificate or three-party agreement within such ten (10) day period shall be conclusive upon Tenant (x) that this Lease is in full force and effect without modification except as may be represented by Landlord, (y) that to Tenant’s knowledge there are no uncured defaults in Landlord’s performance, and (z) that no Rent has been paid in advance except as set forth in this Lease. Tenant hereby irrevocably appoints Landlord its attorney in fact in its name, place and stead to execute any such certificate or three-party agreement which Tenant fails to execute within such ten (10) day period.

22      CONTINUOUS USE. Tenant covenants to occupy the Premises on or before the Commencement Date. Tenant shall not abandon or vacate the Premises at any time during the Term.

23.     BUILDING RULES AND REGULATIONS. Landlord reserves the right to establish reasonable rules and regulations pertaining to the use and occupancy of the Property and Off-Site Parking, which rules and regulations may be changed by Landlord from time to time (collectively, “Rules and Regulations”). The initial Rules and Regulations for the Property are attached as Exhibit “B”. Any modifications of such Rules and Regulations will be deemed incorporated into this Lease. Tenant shall comply with the Rules and Regulations, and shall be responsible for assuring that all Tenant Parties comply with all such Rules and Regulations

24.      QUIET ENJOYMENT. Provided Tenant has performed all of its obligations under this Lease including the payment of Rent due hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord, subject to the terms and conditions of this Lease.

25.      HOLDING OVER. In the event of holding over by Tenant after the expiration or earlier termination of this Lease, there shall be no renewal of this Lease by operation of law, but at Landlord’s sole option, Tenant shall be a tenant-at-sufferance. Tenant shall pay Landlord for the period of such holdover an amount equal to one hundred and fifty percent (150%) of Base Rent. Should such holdover extend beyond 90 days, Tenant will pay two hundred percent (200%) ofthe Base Rent which would have been payable by Tenant had the hold-over period been included in the original Term. Tenant shall vacate and deliver the Premises to Landlord upon Tenant’s receipt of notice from Landlord to vacate. No holding over by Tenant, whether with or without consent by Landlord, or acceptance of Rent by Landlord, shall operate to reinstate, continue or extend the Term. Tenant shall be liable to Landlord for all damages incurred by Landlord as a result, in whole or in part, of Tenant’s failure to deliver possession of the Premises to Landlord upon expiration or termination of the Term.

26.     SURRENDER If upon the expiration of this Lease, or if the Premises should be vacated or abandoned by Tenant at any time and Tenant ceases payment of Rent, or if this Lease should terminate for any cause, and Tenant or any Tenant Party should leave any property of any kind or character in or upon the Property or Parking Facilities, the fact of such leaving of property shall be conclusive evidence of intent by Tenant or such Tenant Party to abandon such property, and such leaving shall constitute abandonment of the property. Landlord, its agents or attorneys shall have the right and authority, with five (5) days written notice to Tenant, to remove and destroy, store, sell or otherwise dispose of, such property, or any part thereof, without being in any way liable to Tenant or anyone else therefor. Tenant shall be liable to Landlord for all expenses incurred under this Section, notwithstanding the expiration or termination of this Lease. Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on or about the Premises by Tenant or its agents, employees, contractors or invitees, and in a condition which complies with all Environmental Laws. Tenant shall surrender the Premises (and keys thereto) in as good condition as when-received, ordinary wear and tear only excepted.

27.      PARKING. As used herein the term “Parking Facilities” means the areas on the Property and Off-Site Parking as defined in Section 6.1 which are designated from time to time for parking of automobiles. Subject to payment by Tenant of the monthly charges imposed by Landlord (which may be changed from time to time), and in compliance with all rules and regulations imposed by Landlord with respect to access to and use of the Parking Facilities and the terms of any parking agreement or license required by Landlord to be executed, Tenant’s Occupancy shall include the use of such number of Allotted Parking Permits as may be set forth in the Basic Lease Data above, at the Parking Facilities and at a location designated from time to time by Landlord. Each of Tenant’s Allotted Parking Permits merely constitutes a non-exclusive license to park one designated automobile on a first-come, first-serve non-reserved basis in a non-reserved parking space in the Parking Facilities during Normal Building Hours. Tenant shall pay to Landlord for each Allotted Parking Permit the current monthly parking rate being charged by Landlord;

Without limiting the regulations which may be imposed by Landlord, Landlord shall have the right to control access to the Parking Facilities, remove improperly parked automobiles, require that a specific automobile be identified and solely authorized to use an Allotted Parking Permit, and require that the designated automobile display decals or other evidence of its right to use the Parking Facilities. Landlord may designate an independent contractor to operate the Parking Facilities, by lease or otherwise, which will have the right to exercise Landlord’s rights hereunder, and Landlord shall have no liability whatsoever for the acts or omissions of such contractor. Landlord shall have the right, but not the duty, to assign parking permits to tenants of the Building. Subject to the foregoing, all driveways and parking areas shall be used by Tenant jointly with Landlord and Landlord’s other tenants, their respective agents, employees, customers and invitees. Tenant hereby agrees not to park on or block said driveways, nor to park on or block any parking areas in front of the Building which are reserved for use by other tenants of Landlord or permit Tenant Parties to do so. Notwithstanding anything set forth to the contrary, Landlord hereby reserves the right at any time, and from time to time, upon ten (10) days’ notice, to relocate or discontinue the Off-Site Parking at any time, so long as Landlord provides Tenant the number of Allotted Parking Permits required herein above at the current rate applicable to such permit.

28.      NOTICES.

28.1    Every notice, demand or request hereunder may be delivered electronically, return receipt required or if in writing, it shall be deemed to have been properly given by courier, with a signed receipt, by recognized national overnight delivery service, or if deposited with the United States Postal Service (or any official successor thereto) designated certified mail, return receipt requested, bearing adequate postage and addressed as follows:

If to Landlord:

BILTMORE TECHNOLOGY SQUARE, LLC,

Attn: VP of Real Estate

760 Spring Street NW, Suite 400

Atlanta, GA 30308

c/o Collaborative Real Estate

75 5th Street NW, Suite 855

Atlanta, GA 30308

With a copy to:

Eversheds Sutherland (US) LLP

Attn: D. Clayton Howell, Esq.

999 Peachtree Street NE, Suite 2300

Atlanta, GA 30309

If to Tenant:

QumulusAI, Inc.

120 Grant Quarters Court

Marietta, GA 30068

Attention: Mike Maniscalco, Chief Executive Officer

Any such notice shall be deemed received by the party to whom it was sent, (i) recognized national overnight delivery service or courier delivery, on the date of delivery to such party, (ii) in the case of certified mail, the date receipt is acknowledged on the return receipt for such notice, and (iii) if delivery is rejected or refused or the courier, overnight delivery service or U.S. Postal Service is unable to deliver same because of changed address of which no notice was given pursuant hereto, the first date of such rejection, refusal or inability to deliver. Such electronic notice shall be deemed received upon transmission, provided that the sender retains confirmation of successful delivery. All such notices shall be addressed to Landlord or Tenant at their respective address set forth hereinabove or at such other address as either party shall have theretofore given to the other by notice as herein provided. Each party may update its designated email address or physical address for notice by providing thirty (30) days prior written notice to the other party.

Notwithstanding the foregoing, any notice of default under this Lease shall not be delivered electronically and must be provided in writing via certified mail, or nationally recognized overnight courier to the physical address above. Electronic delivery shall not apply to any notice required to initiate legal proceedings or enforce remedies under this Lease.

28.2    A written copy of all default notices under this Lease shall also be sent to Tenant’s last known address of which notice was given to Landlord, if different from the Premises.

29.      ATTORNEYS’ FEES. If any Rent hereunder is collected by or through an attorney pursuant to a default by tenant, Tenant agrees to pay reasonable attorneys’ fees. Tenant shall also pay on demand any costs and expenses which Landlord incurs in attempting to enforce any of the obligations of Tenant under this Lease or in dealing with any dispute hereunder, if Tenant does not prevail in such proceedings.

30.      ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the Base Rent herein stipulated shall be deemed to be other than on account of the earliest of the same then due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or ACH payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.

31.      BROKERS. Landlord and Tenant warrant and represent to the other that it has not dealt with any real estate broker and/or salesman (other than the Brokers) in connection with the negotiation or execution of this Lease and no such broker or salesman has been involved in connection with this Lease, and each party agrees to defend, indemnify and hold harmless the other party from and against any and all costs, expenses, attorneys’ fees or liability for any compensation, commission and charges claimed by any real estate broker and/or salesman (other than the aforesaid Brokers) due to acts of such party or such party’s representatives.

32.      MISCELLANEOUS

32.1    All the terms and provisions of this Lease shall be binding upon and apply to the successors, assigns and legal representatives of Landlord and Tenant or any person claiming by, through or under either of them, subject always, as to Tenant, to the restrictions on assignment and subletting contained herein. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural unless the context otherwise requires. Captions are inserted in this Lease for convenience only, and in no way define, limit, or describe the scope or intent of this Lease, or any provision hereof, nor in any way affect the interpretation of this Lease.

32.2    This Lease is made and delivered in the State of Georgia, and shall be interpreted, construed and enforced in accordance with the laws of Georgia.

32.3    The terms and provisions of this Lease entitled “Basic Lease Data” are made a part of this Lease as if set forth herein at length. This Lease and the schedules and exhibits attached hereto and forming part hereof, set forth all of the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, the Building and this Lease, and supersede any and all oral or written proposals, negotiations, drafts, brochures or representations of the parties or their agents which are not set forth herein. There are no covenants, promises, terms, conditions or understandings, either oral or written, express or implied, between Landlord and Tenant other than as are set forth herein. This Lease may not be modified orally or by course of dealing. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by the party to be bound thereby. This Lease shall not be construed against or in favor of any party hereto because such party is the “Landlord” or “Tenant” hereunder or because such party or its counsel drafted this Lease.

32.4    The terms, conditions and provisions of this Lease shall be deemed to be severable and legally independent. If any clause or provision herein contained shall be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision herein, but such other clauses or provisions shall remain in full force and effect. Tenant hereby waives the right to claim, and covenants never to sue for, consequential or punitive damages against Landlord or those claiming by, through or under Landlord, in any action or proceeding, whether sounding in contract, tort or otherwise, relating to this Lease, the Premises, the Building, the Property, or the acts or omissions of any person or entity in any way relating thereto, and whether for property damage or destruction, personal injury or otherwise, Tenant having only the right to seek actual damages in such circumstances.

32.5    This Lease, or any portion hereof, shall not be recorded, unless both parties hereto in writing agree to such recording. Time is of the essence of this Lease. This Lease shall create the relationship of landlord and tenant between Landlord and Tenant; Tenant has only a usufruct not subject to levy and sale.

32.6    Tenant warrants and represents unto Landlord that (a) Tenant is a duly organized and validly existing legal entity, in good standing and qualified to do business in the state in which the Building is located, with no proceedings pending or contemplated for its dissolution or reorganization, voluntary or involuntary, (b) Tenant has full right, power and authority to execute, deliver and perform this Lease, (c) the person executing this Lease on behalf of Tenant is authorized to do so, (d) upon execution of this Lease by Tenant, this Lease shall constitute a valid and legally binding obligation of Tenant, and (e) upon request of Landlord, such person will deliver to Landlord satisfactory evidence of the matters set forth in this Section.

32.7    With respect to any provision of this Lease which provides that Tenant shall obtain Landlord’s prior consent or approval, Landlord may withhold or condition such consent or approval for any reason at its sole discretion, unless the provision specifically states that the consent or approval will not be unreasonably withheld.

32.8    With respect to any provision of this Lease which provides that Landlord shall not unreasonably withhold or unreasonably delay any consent or any approval, Tenant, in no event, shall be entitled to make nor shall Tenant make any claim for, and Tenant hereby waives any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed any consent or approval; but Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment. As used herein, the phrase “sole discretion” or words of similar import shall mean that Landlord can act for any reason or for no reason with regard to the thing or matter in question.

32.9    If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever.

32.10    Tenant shall have no right of access to the roof of the Premises or the Building.

32.11    The submission of this Lease by Landlord does not constitute an offer by Landlord or other option for, or restriction of, the Premises, and this Lease shall only become effective and binding upon Landlord, upon full execution hereof by Landlord and delivery of a signed copy to Tenant. This Lease shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

32.12    Tenant hereby waives the right to interpose any counterclaim of whatever description in any summary proceeding.

32.13    Time is of the essence of this Lease. Unless specifically provided otherwise, all references to terms of days or months shall be construed as references to calendar days or calendar months, respectively.

32.14    This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

32.15    Tenant understands and acknowledges that no assent, express or implied, by Landlord to any breach of any one or more of the terms, covenants or conditions hereof, shall be deemed or taken to be a waiver of any succeeding or other breach, whether of the same or any other term, covenant or condition hereof, or of Landlord’s right thereafter to insist upon strict compliance with the terms hereof.

32.16    The following exhibits are hereby incorporated by reference and to the extent of any inconsistency between such exhibits and this Lease, the terms of the exhibit(s) shall control:

LIST OF EXHIBITS

EXHIBIT “A”	DIAGRAM OF PREMISES
EXHIBIT “B”	BUILDING RULES AND REGULATIONS
EXHIBIT “C”	INTENITONALLY DELETED
EXHIBIT “D”	COMMENCEMENT DATE AGREEMENT
EXHIBIT “E”	WORK LETTER – FURNITURE, FIXTURES AND EQUIPMENT
EXHIBIT “F”	INTENTIONALLY DELETED
EXHIBIT “G”	INTENTIONALLY DELETED

IN WITNESS WHEREOF, the parties hereunto have executed this Lease as of the 24th day of April, 2026.

LANDLORD:

BILTMORE TECHNOLOGY SQUARE, LLC, a Delaware limited liability company

By:	/s/ Cindy Pekrul

Name:	Cindy Pekrul

Its:	CFO & Secretary/

Date:	4/24/2026

TENANT:

QUMULUSAI, INC., a Georgia corporation

By:	/s/ Mike Maniscalco

Name:	Mike Maniscalco

Its:	Chief Executive Officer

Date:	4/24/2026

36